UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 7)*

Spectrum Brands Holdings, Inc.
(formerly named HRG Group, Inc.)
(Name of Issuer)
Common Stock
(Title of Class of Securities)
40434J100
(CUSIP Number)
David N. Brooks –
Secretary, Vice President and General Counsel
c/o Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
(212) 798-6100
With copies to:
Andrew D. Garelick, Esq.
Michael J. Schwartz, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square,
New York, NY 10036
(212) 735-5000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
July 13, 2018
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box:  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 40434J100

(1)	Name of Reporting Persons CF Turul LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☒
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): OO
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power: 0
	(8)	Shared Voting Power: 5,320,562
	(9)	Sole Dispositive Power: 0
	(10)	Shared Dispositive Power: 5,320,562
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,320,562
(12)	Check Box if the Aggregate Amount in Row (11) Excludes certain shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 9.96%
(14)	Type of Reporting Person (See Instructions): OO

CUSIP No. 40434J100

(1)	Name of Reporting Persons Fortress Operating Entity I LP
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☒
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): Not applicable
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e):
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power: 0
	(8)	Shared Voting Power: 5,320,562 (1)(2)
	(9)	Sole Dispositive Power: 0
	(10)	Shared Dispositive Power: 5,320,562 (1)(2)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,320,562 (1)(2)
(12)	Check Box if the Aggregate Amount in Row (11) Excludes certain shares (See Instructions):
(13)	Percent of Class Represented by Amount in Row (11): 9.96%
(14)	Type of Reporting Person (See Instructions): PN; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.

(2)	Solely as sole managing member of FIG LLC.

CUSIP No. 40434J100

(1)	Name of Reporting Persons Fortress Credit Opportunities Advisors LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☒
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): Not applicable
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power: 0
	(8)	Shared Voting Power: 5,320,562 (1)(2)
	(9)	Sole Dispositive Power: 0
	(10)	Shared Dispositive Power: 5,320,562 (1)(2)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,320,562 (2)
(12)	Check Box if the Aggregate Amount in Row (11) Excludes certain shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 9.96%
(14)	Type of Reporting Person (See Instructions): OO; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.

(2)	Solely in its role as an investment adviser to managed funds that own membership interests in CF Turul LLC.

CUSIP No. 40434J100

(1)	Name of Reporting Persons Fortress Credit Opportunities MA Advisors LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☒
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): Not applicable
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power: 0
	(8)	Shared Voting Power: 5,320,562 (1)(2)
	(9)	Sole Dispositive Power: 0
	(10)	Shared Dispositive Power: 5,320,562 (1)(2)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,320,562 (1)(2)
(12)	Check Box if the Aggregate Amount in Row (11) Excludes certain shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 9.96%
(14)	Type of Reporting Person (See Instructions): OO; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.

(2)	Solely in its role as an investment adviser to managed funds that own membership interests in CF Turul LLC.

CUSIP No. 40434J100

(1)	Name of Reporting Persons Fortress Credit Opportunities MA II Advisors LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☒
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): Not applicable
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power: 0
	(8)	Shared Voting Power: 5,320,562 (1)(2)
	(9)	Sole Dispositive Power: 0
	(10)	Shared Dispositive Power: 5,320,562 (1)(2)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,320,562 (1)(2)
(12)	Check Box if the Aggregate Amount in Row (11) Excludes certain shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 9.96%
(14)	Type of Reporting Person (See Instructions): OO; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.

(2)	Solely in its role as an investment adviser to managed funds that own membership interests in CF Turul LLC.

CUSIP No. 40434J100

(1)	Name of Reporting Persons FCO MA LSS Advisors LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☒
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): Not applicable
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power: 0
	(8)	Shared Voting Power: 5,320,562 (1)(2)
	(9)	Sole Dispositive Power: 0
	(10)	Shared Dispositive Power: 5,320,562 (1)(2)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,320,562 (1)(2)
(12)	Check Box if the Aggregate Amount in Row (11) Excludes certain shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 9.96%
(14)	Type of Reporting Person (See Instructions): OO; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.

(2)	Solely in its role as an investment adviser to managed funds that own membership interests in CF Turul LLC.

CUSIP No. 40434J100

(1)	Name of Reporting Persons Fortress Credit Opportunities MA Maple Leaf Advisors LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☒
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): Not applicable
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power: 0
	(8)	Shared Voting Power: 5,320,562 (1)(2)
	(9)	Sole Dispositive Power: 0
	(10)	Shared Dispositive Power: 5,320,562 (1)(2)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,320,562 (1)(2)
(12)	Check Box if the Aggregate Amount in Row (11) Excludes certain shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 9.96%
(14)	Type of Reporting Person (See Instructions): OO; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.

(2)	Solely in its role as an investment adviser to managed funds that own membership interests in CF Turul LLC.

CUSIP No. 40434J100

(1)	Name of Reporting Persons Fortress Global Opportunities (Yen) Advisors LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☒
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): Not applicable
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power: 0
	(8)	Shared Voting Power: 5,320,562 (1)(2)
	(9)	Sole Dispositive Power: 0
	(10)	Shared Dispositive Power: 5,320,562 (1)(2)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,320,562 (1)(2)
(12)	Check Box if the Aggregate Amount in Row (11) Excludes certain shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 9.96%
(14)	Type of Reporting Person (See Instructions): OO; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.

(2)	Solely in its role as an investment adviser to managed funds that own membership interests in CF Turul LLC.

CUSIP No. 40434J100

(1)	Name of Reporting Persons Drawbridge Special Opportunities Advisors LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☒
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): Not applicable
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power: 0
	(8)	Shared Voting Power: 5,320,562 (1)(2)
	(9)	Sole Dispositive Power: 0
	(10)	Shared Dispositive Power: 5,320,562 (1)(2)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,320,562 (1)(2)
(12)	Check Box if the Aggregate Amount in Row (11) Excludes certain shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 9.96%
(14)	Type of Reporting Person (See Instructions): OO; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.

(2)	Solely in its role as an investment adviser to managed funds that own membership interests in CF Turul LLC.

CUSIP No. 40434J100

(1)	Name of Reporting Persons Fortress Special Opportunities Advisors LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☒
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): Not applicable
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power: 0
	(8)	Shared Voting Power: 5,320,562 (1)(2)
	(9)	Sole Dispositive Power: 0
	(10)	Shared Dispositive Power: 5,320,562 (1)(2)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,320,562 (1)(2)
(12)	Check Box if the Aggregate Amount in Row (11) Excludes certain shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 9.96%
(14)	Type of Reporting Person (See Instructions): OO; IA

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.

(2)	Solely in its role as an investment adviser to managed funds that own membership interests in CF Turul LLC.

CUSIP No. 40434J100

(1)	Name of Reporting Persons FIG LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☒
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): Not applicable
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e):
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power: 0
	(8)	Shared Voting Power: 5,320,562 (1)(2)
	(9)	Sole Dispositive Power: 0
	(10)	Shared Dispositive Power: 5,320,562 (1)(2)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,320,562 (1)(2)
(12)	Check Box if the Aggregate Amount in Row (11) Excludes certain shares (See Instructions):
(13)	Percent of Class Represented by Amount in Row (11): 9.96%
(14)	Type of Reporting Person (See Instructions): OO

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.

(2)
Solely as owner of all the membership interests in the following investment advisors: Fortress Credit Opportunities Advisors LLC, Fortress Credit Opportunities MA Advisors LLC, Fortress Credit Opportunities MA II Advisors LLC, FCO MA LSS Advisors LLC, Fortress Credit Opportunities MA Maple Leaf Advisors LLC, Fortress Global Opportunities (Yen) Advisors LLC, Drawbridge Special Opportunities Advisors LLC and Fortress Special Opportunities Advisors LLC.

CUSIP No. 40434J100

(1)	Name of Reporting Persons FIG Corp.
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): Not applicable
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e):
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power: 0
	(8)	Shared Voting Power: 5,320,562 (1)(2)
	(9)	Sole Dispositive Power: 0
	(10)	Shared Dispositive Power: 5,320,562 (1)(2)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,320,562 (1)(2)
(12)	Check Box if the Aggregate Amount in Row (11) Excludes certain shares (See Instructions):
(13)	Percent of Class Represented by Amount in Row (11): 9.96%
(14)	Type of Reporting Person (See Instructions): CO

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.

(2)	Solely in its capacity as the General Partner of Fortress Operating Entity I LP.

CUSIP No. 40434J100

(1)	Name of Reporting Persons Fortress Investment Group LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): Not applicable
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e):
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power: 0
	(8)	Shared Voting Power: 5,320,562 (1)(2)
	(9)	Sole Dispositive Power: 0
	(10)	Shared Dispositive Power: 5,320,562 (1)(2)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,320,562 (1)(2)
(12)	Check Box if the Aggregate Amount in Row (11) Excludes certain shares (See Instructions):
(13)	Percent of Class Represented by Amount in Row (11): 9.96%
(14)	Type of Reporting Person (See Instructions): OO

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.

(2)	Solely in its capacity as the holder of all the issued and outstanding shares of FIG Corp.

CUSIP No. 40434J100

(1)	Name of Reporting Persons Peter L. Briger, Jr.
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): Not applicable
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e):
(6)	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power: 0
	(8)	Shared Voting Power: 5,320,562 (1)
	(9)	Sole Dispositive Power: 0
	(10)	Shared Dispositive Power: 5,320,562 (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,320,562 (1)
(12)	Check Box if the Aggregate Amount in Row (11) Excludes certain shares (See Instructions):
(13)	Percent of Class Represented by Amount in Row (11): 9.96%
(14)	Type of Reporting Person (See Instructions): IN

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.

CUSIP No. 40434J100

(1)	Name of Reporting Persons Constantine M. Dakolias
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): Not applicable
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e):
(6)	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power: 0
	(8)	Shared Voting Power: 5,320,562 (1)
	(9)	Sole Dispositive Power: 0
	(10)	Shared Dispositive Power: 5,320,562 (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,320,562 (1)
(12)	Check Box if the Aggregate Amount in Row (11) Excludes certain shares (See Instructions):
(13)	Percent of Class Represented by Amount in Row (11): 9.96%
(14)	Type of Reporting Person (See Instructions): IN

(1)	The Reporting Person disclaims beneficial ownership as described in Item 5.

ITEM 1.	SECURITY AND ISSUER.

This Amendment No. 7 (this “Amendment”) amends the Schedule 13D, filed on May 23, 2011 (File No. 005-19362), as amended by Amendment No. 1 filed on August 12, 2011, Amendment No. 2 filed on February 14, 2014, Amendment No. 3 filed on May 19, 2014, Amendment No. 4 filed on February 23, 2015, Amendment No. 5 filed on July 26, 2017 and Amendment No. 6 filed on February 28, 2018 (as amended from time to time, the “Amended Schedule 13D”), and relates to shares of common stock, $0.01 par value per share (“Common Stock”), of Spectrum Brands Holdings, Inc., a Delaware corporation (formerly named HRG Group, Inc.) (the “Issuer”).  Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to them in the Amended Schedule 13D.

ITEM 2.	IDENTITY AND BACKGROUND.

The last paragraph of Item 2 is hereby amended and restated in its entirety by the following:

Set forth in Annex A attached hereto is a listing of the directors and executive officers of persons that may be deemed to control the Reporting Persons (collectively, the “Covered Persons”), and the business address and present principal occupation or employment of each of the Covered Persons, and is incorporated herein by reference. Unless otherwise specified in Annex A, each of the Covered Persons is a United States citizen.

ITEM 4.	PURPOSE OF THE TRANSACTION.

Item 4 is hereby supplemented by the addition of the following:

On July 13, 2018, the Merger and the other transactions described in Amendment No. 6 were consummated.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

Items 5(a) and 5(b) are hereby supplemented by the addition of the following:

After adjusting for the reverse stock split that was effected in connection with the Merger, CF Turul holds 5,320,562 shares of Common Stock. As of the date hereof, CF Turul may be deemed to beneficially own approximately 9.96% of the Issuer’s Common Stock. Such disclosure is based on 53,408,730 shares of Common Stock outstanding upon the effectiveness of the Merger.

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: July 17, 2018

CF TURUL LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT OPPORTUNITIES ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT OPPORTUNITIES MA ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT OPPORTUNITIES MA II ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCO MA LSS ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT OPPORTUNITIES MA MAPLE LEAF ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS GLOBAL OPPORTUNITIES (YEN) ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS SPECIAL OPPORTUNITIES ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FIG LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, Vice President and General Counsel

FORTRESS OPERATING ENTITY I LP

By:	FIG Corp., as General Partner

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, Vice President and General Counsel

FIG CORP.

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, Vice President and General Counsel

FORTRESS INVESTMENT GROUP LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, Vice President and General Counsel

/s/ Peter L. Briger, Jr.
Peter L. Briger, Jr.

/s/ Constantine M. Dakolias
Constantine M. Dakolias

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF CF TURUL LLC

The name and principal occupation of the each of the directors and executive officers of CF Turul LLC (“CF Turul”) are listed below. The principal business address of each of the directors and executive officers of CF Turul LLC is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

Name	Principal Occupation
Peter L. Briger, Jr.	Chairman of CF Turul
Constantine M. Dakolias	President of CF Turul
Marc K. Furstein	Chief Operating Officer of CF Turul
William A. Covino	Chief Financial Officer of CF Turul
Jennifer Sorkin	Treasurer of CF Turul
James K. Noble III	Secretary of CF Turul
Megan E. Johnson	Assistant Secretary of CF Turul
Jason Meyer	Authorized Signatory of CF Turul
Scott Silvers	Authorized Signatory of CF Turul
Daniel N. Bass	Authorized Signatory of CF Turul
David N. Brooks	Authorized Signatory of CF Turul

DIRECTORS AND EXECUTIVE OFFICERS OF THE INVESTMENT ADVISORS

The following entities are investment advisors to one or more of the Fortress-managed funds that own the membership interests in CF Turul: Fortress Credit Opportunities MA Advisors LLC, Fortress Credit Opportunities MA II Advisors LLC, FCO MA LSS Advisors LLC, Fortress Credit Opportunities MA Maple Leaf Advisors LLC, Fortress Global Opportunities (Yen) Advisors LLC, Drawbridge Special Opportunities Advisors LLC and Fortress Special Opportunities Advisors LLC (the “Investment Advisors”).

The name and principal occupation of the each director and executive officer of the Investment Advisors is below. The principal business address of each director and executive officer is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

Fortress Credit Opportunities and Advisors LLC

Name	Principal Occupation
Peter L. Briger, Jr.	Chairman of FCOA
Constantine M. Dakolias	President of FCOA
Marc K. Furstein	Chief Operating Officer of FCOA
William A. Covino	Chief Financial Officer of FCOA
David M. Prael	Chief Administrative Officer of FCOA
Jennifer Sorkin	Treasurer of FCOA
David N. Brooks	Secretary of FCOA
Alexander Gillette	Assistant Secretary of FCOA
Jason Meyer	Authorized Signatory of FCOA
Scott Silvers	Authorized Signatory of FCOA
Daniel N. Bass	Authorized Signatory of FCOA

Fortress Credit Opportunities MA Advisors LLC

Name	Principal Occupation
Peter L. Briger, Jr.	Chairman of Fortress Credit Opportunities MA Advisors LLC
Constantine M. Dakolias	President of Fortress Credit Opportunities MA Advisors LLC
Marc K. Furstein	Chief Operating Officer of Fortress Credit Opportunities MA Advisors LLC
William A. Covino	Chief Financial Officer of Fortress Credit Opportunities MA Advisors LLC
David M. Prael	Chief Administrative Officer of Fortress Credit Opportunities MA Advisors LLC
Jennifer Sorkin	Treasurer of Fortress Credit Opportunities MA Advisors LLC
David N. Brooks	Secretary of Fortress Credit Opportunities MA Advisors LLC
Alexander Gillette	Assistant Secretary of Fortress Credit Opportunities MA Advisors LLC
Jason Meyer	Authorized Signatory of Fortress Credit Opportunities MA Advisors LLC
Scott Silvers	Authorized Signatory of Fortress Credit Opportunities MA Advisors LLC
Daniel N. Bass	Authorized Signatory of Fortress Credit Opportunities MA Advisors LLC

Fortress Credit Opportunities MA II Advisors LLC

Name	Principal Occupation
Peter L. Briger, Jr.	Chairman of Fortress Credit Opportunities MA II Advisors LLC
Constantine M. Dakolias	President of Fortress Credit Opportunities MA II Advisors LLC
Marc K. Furstein	Chief Operating Officer of Fortress Credit Opportunities MA II Advisors LLC
William A. Covino	Chief Financial Officer of Fortress Credit Opportunities MA II Advisors LLC
David M. Prael	Chief Administrative Officer of Fortress Credit Opportunities MA II Advisors LLC
Jennifer Sorkin	Treasurer of Fortress Credit Opportunities MA II Advisors LLC
David N. Brooks	Secretary of Fortress Credit Opportunities MA II Advisors LLC
Alexander Gillette	Assistant Secretary of Fortress Credit Opportunities MA II Advisors LLC
Jason Meyer	Authorized Signatory of Fortress Credit Opportunities MA II Advisors LLC
Scott Silvers	Authorized Signatory of Fortress Credit Opportunities MA II Advisors LLC
Daniel N. Bass	Authorized Signatory of Fortress Credit Opportunities MA II Advisors LLC

FCO MA LSS Advisors LLC

Name	Principal Occupation
Peter L. Briger, Jr.	Chairman of FCO MA LSS Advisors LLC
Constantine M. Dakolias	President of FCO MA LSS Advisors LLC
Marc K. Furstein	Chief Operating Officer of FCO MA LSS Advisors LLC
William A. Covino	Chief Financial Officer of FCO MA LSS Advisors LLC
David M. Prael	Chief Administrative Officer of FCO MA LSS Advisors LLC
Jennifer Sorkin	Treasurer of FCO MA LSS Advisors LLC
David N. Brooks	Secretary of FCO MA LSS Advisors LLC
Alexander Gillette	Assistant Secretary of FCO MA LSS Advisors LLC
Jason Meyer	Authorized Signatory of FCO MA LSS Advisors LLC
Scott Silvers	Authorized Signatory of FCO MA LSS Advisors LLC
Daniel N. Bass	Authorized Signatory of FCO MA LSS Advisors LLC

Fortress Credit Opportunities MA Maple Leaf Advisors LLC

Name	Principal Occupation
Peter L. Briger, Jr.	Chairman of Fortress Credit Opportunities MA Maple Leaf Advisors LLC
Constantine M. Dakolias	President of Fortress Credit Opportunities MA Maple Leaf Advisors LLC
Marc K. Furstein	Chief Operating Officer of Fortress Credit Opportunities MA Maple Leaf Advisors LLC
William A. Covino	Chief Financial Officer of Fortress Credit Opportunities MA Maple Leaf Advisors LLC
David M. Prael	Chief Administrative Officer of Fortress Credit Opportunities MA Maple Leaf Advisors LLC
Jennifer Sorkin	Treasurer of Fortress Credit Opportunities MA Maple Leaf Advisors LLC
David N. Brooks	Secretary of Fortress Credit Opportunities MA Maple Leaf Advisors LLC
Alexander Gillette	Assistant Secretary of Fortress Credit Opportunities MA Maple Leaf Advisors LLC
Jason Meyer	Authorized Signatory of Fortress Credit Opportunities MA Maple Leaf Advisors LLC
Scott Silvers	Authorized Signatory of Fortress Credit Opportunities MA Maple Leaf Advisors LLC
Daniel N. Bass	Authorized Signatory of Fortress Credit Opportunities MA Maple Leaf Advisors LLC

Fortress Global Opportunities (Yen) Advisors LLC

Name	Principal Occupation
Peter L. Briger, Jr.	Chairman of Fortress Global Opportunities (Yen) Advisors LLC
Constantine M. Dakolias	President of Fortress Global Opportunities (Yen) Advisors LLC
Marc K. Furstein	Chief Operating Officer of Fortress Global Opportunities (Yen) Advisors LLC
Jill Chanes	Chief Financial Officer of Fortress Global Opportunities (Yen) Advisors LLC
David M. Prael	Chief Administrative Officer of Fortress Global Opportunities (Yen) Advisors LLC
Jennifer Sorkin	Treasurer of Fortress Global Opportunities (Yen) Advisors LLC
David N. Brooks	Secretary of Fortress Global Opportunities (Yen) Advisors LLC
Alexander Gillette	Assistant Secretary of Fortress Global Opportunities (Yen) Advisors LLC
Jason Meyer	Authorized Signatory of Fortress Global Opportunities (Yen) Advisors LLC
Scott Silvers	Authorized Signatory of Fortress Global Opportunities (Yen) Advisors LLC
Daniel N. Bass	Authorized Signatory of Fortress Global Opportunities (Yen) Advisors LLC

Drawbridge Special Opportunities Advisors LLC

Name	Principal Occupation
Peter L. Briger, Jr.	Chairman of Drawbridge Special Opportunities Advisors LLC
Constantine M. Dakolias	President of Drawbridge Special Opportunities Advisors LLC
Marc K. Furstein	Chief Operating Officer of Drawbridge Special Opportunities Advisors LLC
Avraham Dreyfuss	Chief Financial Officer of Drawbridge Special Opportunities Advisors LLC
David M. Prael	Chief Administrative Officer of Drawbridge Special Opportunities Advisors LLC
Jennifer Sorkin	Treasurer of Drawbridge Special Opportunities Advisors LLC
David N. Brooks	Secretary of Drawbridge Special Opportunities Advisors LLC
Alexander Gillette	Assistant Secretary of Drawbridge Special Opportunities Advisors LLC
Jason Meyer	Authorized Signatory of Drawbridge Special Opportunities Advisors LLC
Scott Silvers	Authorized Signatory of Drawbridge Special Opportunities Advisors LLC
Daniel N. Bass	Authorized Signatory of Drawbridge Special Opportunities Advisors LLC

Fortress Special Opportunities Advisors LLC

Name	Principal Occupation
Peter L. Briger, Jr.	Chairman of Fortress Special Opportunities Advisors LLC
Constantine M. Dakolias	President of Fortress Special Opportunities Advisors LLC
Marc K. Furstein	Chief Operating Officer of Fortress Special Opportunities Advisors LLC
David M. Prael	Chief Financial Officer of Fortress Special Opportunities Advisors LLC
Jennifer Sorkin	Treasurer of Fortress Special Opportunities Advisors LLC
David N. Brooks	Secretary of Fortress Special Opportunities Advisors LLC
Alexander Gillette	Assistant Secretary of Fortress Special Opportunities Advisors LLC
Jason Meyer	Authorized Signatory of Fortress Special Opportunities Advisors LLC
Scott Silvers	Authorized Signatory of Fortress Special Opportunities Advisors LLC
Daniel N. Bass	Authorized Signatory of Fortress Special Opportunities Advisors LLC

DIRECTORS AND EXECUTIVE OFFICERS OF
 FORTRESS OPERATING ENTITY I LP

The name and principal occupation of the each of the directors and executive officers are listed below. The principal business address of each of the directors and executive officers is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

Name	Principal Occupation
FIG Corp.	General Partner of Fortress Operating Entity I LP

DIRECTORS AND EXECUTIVE OFFICERS OF FIG LLC

FIG LLC (“FIG LLC”) is the sole member of each of the Investment Advisors. The name and principal occupation of the each of the directors and executive officers of FIG LLC are listed below. The principal business address of each of the directors and executive officers of FIG LLC is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

Name	Principal Occupation
Wesley R. Edens	Co-Chairman of the Board of Directors and Principal of FIG LLC
Peter L. Briger Jr.	Co-Chairman of the Board of Directors and Principal of FIG LLC
Randal A. Nardone	Chief Executive Officer, Principal and Director of FIG LLC
David N. Brooks	Secretary, Vice President and General Counsel of FIG LLC
Daniel N. Bass	Chief Financial Officer and Treasurer of FIG LLC

DIRECTORS AND EXECUTIVE OFFICERS OF FIG CORP.

FIG Corp. is the general partner of Fortress Operating Entity I LP, which is the sole managing member of Hybrid. The name and principal occupation of each of the directors and executive officers of FIG Corp. are listed below. The principal business address of each of the directors and executive officers of FIG Corp. is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

Name	Principal Occupation
Wesley R. Edens	Co-Chairman of the Board of Directors and Principal of FIG Corp.
Peter L. Briger Jr.	Co-Chairman of the Board of Directors and Principal of FIG Corp.
Randal A. Nardone	Chief Executive Officer, Principal and Director of FIG Corp.
David N. Brooks	Secretary, Vice President and General Counsel of FIG Corp.
Daniel N. Bass	Chief Financial Officer and Treasurer of FIG Corp.

DIRECTORS AND EXECUTIVE OFFICERS OF FORTRESS INVESTMENT GROUP LLC

The name and principal occupation of each of the directors and executive officers of Fortress Investment Group LLC (“Fortress”), the holder of all of the issued and outstanding shares of FIG Corp. (“FIG Corp.”), are listed below. Unless indicated otherwise below, the principal business address of each of the directors and executive officers of Fortress Investment Group LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

Name	Principal Occupation
Wesley R. Edens	Co-Chief Executive Officer of Fortress
Peter L. Briger, Jr.	Co-Chief Executive Officer of Fortress
Randal A. Nardone	Principal and Director of Fortress
Daniel N. Bass	Chief Financial Officer and Treasurer of Fortress
David N. Brooks	Secretary, Vice President and General Counsel of Fortress
Michael G. Rantz	Director of Fortress
George W. Wellde, Jr.	Director of Fortress
Rajeev Misra	Director of Fortress
Yoshimitsu Goto	Director of Fortress